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                                                                       EXHIBIT C

                                 July 22, 1996




Mr. S. Lance Van Every
8913 Winged Bourne
Charlotte, North Carolina 28210

Dear Lance:

         I hereby agree to purchase from S. Lance Van Every (Lance) 31,000 shares of the $.83-1/3 par value Common Stock (the Shares) of Lance, Inc. (the Company) at a purchase price per share equal to the lowest price at which the Common Stock of the Company shall have sold, regular way, on the NASDAQ Stock Market on the date hereof with the aggregate purchase price to be paid on July 24, 1996 against receipt of the Shares.

         I understand that 1,000 of the Shares are shares received as gifts by Lance in 1993 and 1994 and the remainder are shares received as a gift from Lance's father.

         I represent and covenant that the Shares to be purchased by me pursuant hereto are being purchased for investment only and not with a view to the resale or distribution thereof, and I agree to indemnify and hold harmless the Company from any and all liability for any violation of the United States Securities Act of 1933, as amended (the 1933 Act), which may be held or found by any court of competent jurisdiction to be due, directly or indirectly, in whole or in part, to any intent or design on my part to take any of the Shares with a view to the distribution thereof.

         I understand that the Shares being purchased by me constitute "restricted securities" as defined in Rule 144 under the 1933 Act and I agree that the Company will lodge with any stock transfer agent for the Company, or note on its stock transfer records, a stop transfer order against the Shares and that there shall be imprinted upon the certificate or certificates issued to me evidencing the Shares a legend reflecting such restriction as follows:

         These securities have not been registered under the Securities Act of 1933. They have been acquired for investment and may not be sold or otherwise disposed of in the absence of an effective registration statement under the Securities Act of 1933 or an opinion of counsel satisfactory to the Company and presented to it prior to any proposed sale or other disposition that registration is not required under said Act.








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         I understand that the Shares being purchased by me will not be registered under the 1933 Act and must be held indefinitely unless subsequently registered or an exemption from such registration is available, provided, that the Shares may be sold by me in conjunction with the sale of all or substantially all of the outstanding shares of Common Stock of the Company without such registration. I further acknowledge that the Company has made and makes no undertaking to either register the Shares or to take any action to comply with any exemption from registration that might be available or to supply any information to facilitate sales of the Shares.

         I further agree, in consideration of Lance selling the Shares to me rather than on the open market and the payment by him to me of $1,000, that Lance may repurchase all but not less than all of the Shares from me for cash at the purchase price per share provided above plus $1 per share at any time between January 31, 1997 and July 21, 2006, with the purchase price and number of shares subject to adjustment for stock dividends, stock splits and similar recapitalizations of the Company.

         The representations and understandings contained in the third, fourth and fifth paragraphs are directed to and may be relied upon by the Company and by Lance.

                                Very truly yours,

                                S/Nan D. Van Every

                                Nan D. Van Every

cc:  Lance, Inc.
     Post Office Box 32368
     Charlotte, NC  28232





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